                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, No. 333-00000) of Career Education Corporation and related Prospectus/Proxy Statement of Career Education Corporation and Whitman Education Group, Inc. and to the incorporation by reference therein of our report dated January 23, 2003, except for Note 18, as to which the date is February 18, 2003, with respect to the consolidated financial statements of Career Education Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
April 30, 2003